UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 6, 2022

ALICO, INC.

(Exact name of registrant as specified in its charter)

Florida	0-261	59-0906081
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10070 Daniels Interstate Court, Suite 200, Fort Myers, FL 33913

(Address of principal executive offices)(Zip Code)

239-226-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14D-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ALCO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;

Compensatory Arrangements of Certain Officers

On September 6, 2022 Alico, Inc. (“the Company”), announced the hiring and appointment of Perry G. Del Vecchio, age 55, as the Chief Financial Officer (Principal Financial and Accounting Officer) of the Company, effective as of September 6, 2022.

Mr. Del Vecchio will be responsible for all corporate finance, treasury and accounting functions of the Company and will report directly to John Kiernan, the Company's President and Chief Executive Officer.

Mr. Del Vecchio most recently served as Vice President and Controller for Lexyl Travel Technologies LLC, a global travel technology company from October 2021 through September 2022. Prior to that, he was Controller for Fulcrum Hospitality LLC, a hospitality asset management and real estate investment company, from November 2018 to October 2021. He held finance management positions at Advantage Rent A Car from June 2017 to November 2018, including as Vice President of Finance. Mr. Del Vecchio held various finance management positions within the Hertz organization over a period of 22 years from March 1995 to April 2017, including having served as a senior finance leader for the Hertz organization’s $6 billion US Rent A Car division during part of his tenure with that company. In addition to his extensive background in accounting and auditing, he has expertise in financial analysis, strategic planning and decision support. Mr. Del Vecchio earned his MBA degree from Montclair State University and earned CPA credentials while an auditor with Deloitte & Touche.

Employment Agreement

The Company entered into an employment agreement with Mr. Del Vecchio, dated as of September 6, 2022 (the “Employment Agreement”). The term of the Employment Agreement commences on September 6, 2022, and ends on September 30, 2024, subject to extension and termination pursuant to the provisions of the Employment Agreement (the “Term”). The following provides a brief description of the compensation and other terms and conditions of the Employment Agreement.

Base Salary

During the Term, the Company shall pay Mr. Del Vecchio an annual base salary of not less than $240,000.

Discretionary Annual Bonus

For each fiscal year of the Company during the Term (beginning in the 2023 fiscal year), Mr. Del Vecchio shall be eligible for an annual incentive compensation award based upon individual and Company performance objectives, with an annual target opportunity in an amount equal to 40% of the particular fiscal year’s annual base salary.

Signing Bonus

The Company shall pay Mr. Del Vecchio a $25,000 sign-on bonus no later than the end of October 2022.

Equity Award

Subject to approval by the Company’s Board of Directors or Compensation Committee, the Company shall award Mr. Del Vecchio an initial equity grant of 747 restricted shares of the Company’s common stock (the “Sign-On Grant”), scheduled to vest on January 1, 2024.

Severance Payments

If the Company terminates Mr. Del Vecchio’s employment without “Cause” or if, following a “Change in Control” of the Company, Mr. Del Vecchio resigns for “Good Reason” (each as defined in the Employment Agreement), then Mr. Del Vecchio will be entitled to receive, subject to his execution, delivery, and non-revocation of a release of claims and subject to his compliance with the restrictive covenants set forth in the Employment Agreement, an amount equal to 25% of his base salary if such separation from service is incurred on or prior to September 30, 2023, or an amount equal to 50% of his base salary if such separation from service is incurred after September 30, 2023. The Sign-On Grant will also vest fully and immediately upon such a termination.

Restrictive Covenants

The Employment Agreement also includes various restrictive covenants in favor of the Company, including a confidentiality covenant, a nondisparagement covenant, and 12-month post-termination noncompetition and customer and employee nonsolicitation covenants.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1 of this Current Report on Form 8-K, and which is incorporated herein by reference.

There are no other arrangements or understandings between Mr. Del Vecchio and any other persons pursuant to which Mr. Del Vecchio was appointed as Chief Financial Officer. There are no family relationships between Mr. Del Vecchio and any director or executive officer of the Company or any persons nominated or chosen by the Company to be a director or executive officer, and he has no direct or indirect material interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01 Other Events

On September 6, 2022, the Company issued a press release announcing Mr. Del Vecchio’s hiring and appointment as Chief Financial Officer. A copy of the press release is filed with this Current Report on Form 8-K and attached hereto as Exhibit 99.1 and incorporated by reference herein.

Section 9 Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Employment Agreement effective September 6, 2022 by and between Alico, Inc., and Perry Del Vecchio

99.1	Alico, Inc. Press Release dated September 6, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 6, 2022	ALICO, INC.

	By:	/s/ John E. Kiernan

John E. Kiernan
President and Chief Executive Officer